Exhibit 10.2

[Revised September 24, 2025]

September 23, 2025

Sue Hohenleitner
510 E. Evergreen Avenue
Wyndmoor, PA 19038

Dear Sue,

On behalf of Ardelyx (the “Company”), I am pleased to offer you employment in the exempt position of Chief Financial Officer, reporting to Mike Raab, President and Chief Executive Officer. In this role, you will be a member of the Executive Leadership Team. Please note that this employment offer is contingent upon the successful completion of a background check paid for by the Company. Negative information may result in the rescission of this offer. If you accept this offer, following successful completion of a background check and after your first full day of employment, you and the Company will enter into a Change in Control Severance Agreement that will further define some of the provisions set forth in this offer letter (the “Severance Agreement”).

Your first day of full-time employment with Ardelyx is currently scheduled for October 13, 2025, which may be changed based upon the agreement between you and the Company. Your salary for this position will be $550,000 on an annualized basis, less applicable tax and other withholdings in accordance with the Company’s normal payroll procedure. You will be eligible for a base salary increase in the Company’s next merit increase cycle, subject to the discretion of the Board of Directors.

You will be eligible to participate in various Company equity and benefit plans, including group health insurance, 401(k), the Employee Stock Purchase Plan and Flexible Time Off (FTO). In addition to your initial equity grants described below, you will be eligible to receive annual equity grants at the discretion of the Board of Directors, based on both individual and Company performance and the status of the Company’s equity plans from which employee equity may be granted.

In addition, you will be eligible to participate in our annual bonus plan. This bonus will be awarded at the discretion of the Board of Directors and based on both individual and Company performance. The target bonus for this position is 45% of base salary. This bonus is discretionary, and the business and individual objectives are set by you and your manager. Consistent with Company policy, your bonus for 2025 will be pro-rated for the time you are employed by the Company during 2025.

A sign-on bonus of $180,000, less all required withholding and deductions, will be delivered to you within 30 days of your start date. An additional housing consideration of $150,000, less all required withholding and deductions, will also be delivered to you within 30 days of your start date with the mutual understanding that you will be present in our Company offices on a routine basis not less than two weeks per month, subject to other business-related travel, FTO and unforeseen personal circumstances that may arise from time-to-time.

400 Fifth Avenue, Suite 210 | Waltham, MA 02451| 510.745.1700 |ardelyx.com

In the event you voluntarily terminate your employment with the Company or your employment is terminated by the Company for Cause (as defined in the Severance Agreement) (i) within one year of your start date, you agree to repay the Company the total amount of the sign-on bonus and housing consideration within 30 days of your termination date, or (ii) after one year, but less than two years of your start date, you agree to repay the Company fifty percent (50%) of the amount of the sign-on bonus and housing consideration within 30 days of your termination date, and in either case, to the maximum extent permitted by applicable law, you hereby authorize the Company to deduct as a valid set-off of wages, any sign-on bonus owed to the Company from your final wages, any performance bonus/incentive compensation, outstanding expense report, and/or any other payments or compensation otherwise owed to you by the Company.

Subject to the approval of the Company’s Compensation Committee of the Board of Directors, or its designee, on or after your first day of employment, you will be granted an option to purchase shares of the Company common stock (the “Stock Option”) and restricted stock units (“RSUs”) with a combined grant date fair value of $3,640,000 (the “Grant Date Fair Value”) and with seventy-five percent (75%) of the Grant Date Fair Value contributed by the Option Award and twenty-five percent (25%) of the Grant Date Fair Value contributed by the RSUs; provided however that the total number of shares utilized for the Stock Option and RSUs shall not exceed 725,000. The exercise price for the Stock Option will be equal to the fair market value of Ardelyx stock on your option grant date. Your Stock Option will vest over a period of 4 years, with 25% of the shares vesting at the end of your first year of employment, and the remainder vesting monthly over the following three years. Your RSUs will vest as follows: 25% of the shares vesting on the first Company designated RSU vest date following the first anniversary of your commencement of employment and the remainder vesting quarterly over the next three years on the Company’s quarterly designated RSU vest dates. Equity compensation will be subject to the terms and conditions of the Company’s equity incentive plan and standard forms of stock option and RSU agreements, which you will be required to accept as a condition of receiving the option and RSU. You will be eligible to receive annual equity grants going forward consistent with Company practice, and your equity grant for 2026 will be pro- rated to deliver 50% of the annual long term incentive value determined by the Compensation Committee of the Board of Directors.

Your employment with the Company is “at will.” This means it is for no specified term and may be terminated by you or the Company at any time, with or without cause or notice. In addition, subject to the terms of the Severance Agreement, the Company reserves the right to modify your compensation, position, duties or reporting relationship to meet business needs and to decide on appropriate discipline.

As a condition of your employment, you will be required to sign the Company’s standard form of employee nondisclosure and assignment agreement, and to provide the Company with documents establishing your identity and right to work in the United States. Those documents must be provided to the Company within three business days of your employment start date.

In the event of any dispute or claim relating to or arising out of your employment relationship with the Company, this agreement, or the termination of your employment with the Company for any reason (including, but not limited to, any claims of breach of contract, defamation, wrongful termination or age, sex, sexual orientation, race, color, national origin, ancestry, marital status, religious creed, physical or mental disability or medical condition or other discrimination, retaliation or harassment), you and the Company agree that all such disputes shall be fully resolved by confidential, binding arbitration conducted by a single arbitrator through the American Arbitration Association (“AAA”) under the AAA’s National Rules for the Resolution of Employment Disputes then in effect, which are available online at the AAA’s website at www.adr.org. You and the Company hereby waive your respective rights to have any such disputes or claims tried before a judge or jury.

This agreement, the Severance Agreement and the non-disclosure, stock option and RSU agreements referred to above constitute the entire agreement between you and the Company regarding the terms and conditions of your employment, and they supersede all prior or contemporaneous negotiations, representations or agreements between you and the Company. The provisions of this agreement regarding “at will” employment and arbitration may only be modified by a document signed by you and an authorized representative of the Company.

Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement on or before September 25, 2025.

Sue, we look forward to having you join the Ardelyx team.

Sincerely,

Ardelyx, Inc.

By: /s/ Mike Raab
Mike Raab, President and Chief Executive Officer

I agree to and accept employment with Ardelyx on the terms and conditions set forth in this agreement. I understand and agree that my employment with the Company is at-will.

Date: 09/24/2025	/s/ Sue Hohenleitner
Sue Hohenleitner